Exhibit 10.10(a)
                                                                ----------------


                              AMENDED AND RESTATED
                      INTERCONNECTION FACILITIES AGREEMENT
                                     BETWEEN
                       SOUTHERN CALIFORNIA EDISON COMPANY
                                       AND
                               ZOND SYSTEMS, INC.

1. PARTIES: This Amended and Restated Interconnection Facilities Agreement ("Agreement") is entered into by Zond Systems, Inc., a California corporation ("Seller"), and Southern California Edison Company, a California corporation ("Edison"), individually "Party", collectively "Parties".

2. RECITALS: This Agreement is made with reference to the following facts, among others:

2.1 The Parties executed the original Interconnection Facilities Agreement as of the 2nd day of April, 1985 to provide for the interconnection of the Monolith I-VI Power Purchase Contracts with Edison's electrical system.

2.2 The Parties executed an additional nine Power Purchase Contracts, identified as Monolilth VII-XV, as of the 16th day of April, 1985 (the "Contracts"). Concurrent with the execution of this Agreement Seller terminated the Power Purchase Contracts identified as Monolith XIV and XV.

2.3 Effective September 20, 1985, the Parties amended the Monolith I and II Power Purchase Contracts to increase capacity to 17 MW and 25 MW, respectively, and terminated the Monolith III-VI Power Purchase Contracts.

2.4 The Contracts did not provide for a method of interconnecting the Seller's Generating Facilities with Edison's electrical system. Therefore, the Parties modified the original Interconnection Facilities Agreement to provide for the additional Interconnection Facilities to interconnect the Generating Facilities contemplated in the Contracts to the Edison electrical system.

2.5 Seller has acquired the necessary rights to interconnect the Generating Facilities covered by the Contracts to Edison's 66 kV transmission line at the Zeewind Substation.

2.6 The Parties have agreed that the Generating Facilities may be interconnected to Edison's 66 kV transmission system at the Zeewind Substation with only minor changes to the Interconnection Facilities.

2.7 The Contracts were executed subsequent to January 16, 1985 and therefore are governed by the provisions of the Qualifying Facility Milestone Procedure ("QFMP") which is attached hereto and made a part hereof as Attachment C.

2.8 The Interconnection Facilities for the Contracts will also be installed on a Seller Owned and Operated basis.

2.9 The Parties wish to amend and restate the Amended and Restated Interconnection Facilities Agreement dated December 16, 1986, to reflect intentions referenced in this Section 2. The changes agreed to by this Agreement are set forth herein.

3. DEFINITIONS: The following terms, when used herein with initial capitalization, whether in the singular or in the plural, shall have the following meanings:

3.1 Added Facilities: Facilities requested by Seller, which are in addition to or in substitution for standard facilities, which Edison would normally provide for delivery of electrical service to a customer at one point through one meter, at one voltage class under its tariff schedules.

3.2 Appendant Facilities: Facilities which are deemed necessary by Edison for the proper and safe operation of the Interconnection Facilities.

3.3 Firm Operation: The date agreed on by the Parties on which each generating unit(s) of the Generating Facility is determined to be a reliable source of generation and on which such unit can be reasonably expected to operate continuously at its effective rating (expressed in kW).

3.4 Generating Facility: All of Seller's generators, together with all protective and other associated equipment and improvements, necessary to produce electrical power at Seller's facility excluding associated land, land rights, and interests in land.

3.5 Interconnection facilities: Those protection, metering, electric line(s), and other facilities required in Edison's sole judgment to permit an electrical interface between Edison's system and the Generating Facility in accordance with Edison's Tariff Rule No. 21 titled Cogeneration and Small Power Production Interconnection Standards filed with the California Public Utilities Commission ("CPUC").

3.6 Nameplate Rating: The manufacturer's nameplate rating of a wind turbine generator, under specified conditions as designated by the manufacturer. It is usually indicated on a nameplate attached mechanically to the individual wind turbine generator or can be verified by published documents issued by the manufacturer.

4. AGREEMENT: In consideration of the mutual covenants herein, Edison and Seller agree that except for minor additions which must be completed by Edison and for which Seller has paid, the Interconnection Facilities were completed in 1987 on a Seller Owned and Operated Basis, and further agree as follows:

4.1  Interconnection Facilities - Seller Owned and Operated Basis

4.1.1 Seller shall design, purchase, construct, operate and maintain the Seller owned Interconnection Facilities specified in Attachment A at its sole expense. Edison shall have the right to review the design as to the adequacy of the protective apparatus provided. Any additions or modifications required by Edison shall be incorporated by Seller at Seller's expense.

4.1.2 Seller, having elected to own, operate, and maintain the Seller owned Interconnection Facilities, shall accept all liability and release Edison from and indemnify Edison against any liability for faults or damage to Seller's Interconnection Facilities, the Edison electric system and the public as a result of the operation of Seller's project, except that Edison shall not be indemnified for its liability or loss resulting from its sole negligence or willful misconduct.

4.1.3 Edison shall have the right to observe the construction of the Interconnection Facilities and inspect said facilities after construction is completed at the Seller's expense.

4.1.4 Facilities which are deemed necessary by Edison for the proper and safe operation of the Interconnection Facilities and which Seller desires Edison to own and operate at Seller's expense shall be provided as Edison's Appendant Facilities as specified in Attachment A. Edison shall own, operate and maintain any necessary Edison Appendant Facilities which may be installed in connection with the Interconnection Facilities at Seller's expense. Edison may, as it deems necessary, modify the aforementioned facilities at Seller's expense.

4.1.5 Edison shall install, own, operate and maintain Edison's Appendant Facilities as specified in Attachment A, and Seller shall pay to Edison the total estimated cost of Edison's Appendant Facilities prior to the engineering, procurement, and construction of Edison's Appendant Facilities.

4.1.6 Seller shall install, at Seller's expense, Seller's Appendant Facilities as specified in Attachment A, in accordance with Rule 21. Within 30 days after installation is complete, Seller shall transfer ownership of Seller's Appendant Facilities to Edison in a manner acceptable to Edison. Such transfer shall be completed prior to Edison energizing the Interconnection Facilities.

4.1.7 Maintenance of facilities referred to in Section 4.1.4 shall be paid by Seller pursuant to Attachment A, Application and Contract for Interconnection Facilities Plus Operation and Maintenance (Seller Owned and Operated Basis).

4.1.8 To the extent that Edison deems it necessary to effect the arrangements contemplated by this Agreement, Edison may, from time to time, request the Seller to design, install, operate, maintain, modify, replace, repair or remove any or all of the Interconnection Facilities. Such equipment and/or protective apparatus shall be treated as Interconnection Facilities and added to this Agreement by amendment pursuant to Section 4.1.4.

4.1.9 Edison shall have the right to review any changes in the design of the Interconnection Facilities and require modification(s) to the design as it deems necessary for proper and safe operation of the project when in parallel with the Edison electric system. The Seller shall be notified of the results of such review by Edison, in writing, within 30 days of the receipt of all specifications related to the proposed design changes. Any flaws perceived by Edison in the proposed design changes shall be described in the written notice.

4.1.10 Edison hereby acknowledges that: (1) as required by Section 4.1.1 above, Edison has already approved the design of the protective apparatus; (2) as required by Section 4.1.3 above, Edison has inspected and approved the Interconnection Facilities; (3) Seller has complied in full with the transfer of ownership of Seller's Appendant Facilities as identified on Page 6 of Attachment A and as set forth in Section 4.1.6; and (4) Seller has complied with all of the requirements to date as set forth in Attachment A. Edison hereby agrees that the provisions of this Agreement and its Attachments shall in no way alter, impair or affect the rights of Seller and its assignees to interconnect to Edison's system an sell power to Edison pursuant to the Monolith I and II Power Purchase Contracts as set forth in the April 2, 1985, Interconnection Facilities Agreement.

4.1.11 The Parties agree that the Interconnection Facilities that were constructed pursuant to the original Interconnection Facilities Agreement are unable to accept the capacity of the Generating Facilities operated pursuant to the Contracts. The Parties also agree that the interconnection of any of the Generating Facilities operated pursuant to the Contracts shall require the replacement of protective relays at Edison's Zeewind Substation and the installation of 12 kV metering at Seller's owned and operated substation.

4.1.12 Edison shall permit Seller to interconnect and operate a maximum of 49 MW of the Generating Facilities operated pursuant to the Contracts, based on the Nameplate Rating of the Contracts, upon: (a) Seller's payment of $15,000 for, and the replacement by Edison of, the necessary protective relays at Edison's Zeewind Substation, (b) Seller's installation of the necessary metering cabinets at Seller's owned and operated substation, and (c) Edison's installation of the 12 kV metering at Seller's owned and operated substation. The Parties shall complete their respective obligations with respect to (a), (b), and (c) above as soon as possible after execution of this Agreement. The Parties agree that as of the date of execution the provisions of Sections 4.11 and 4.12(a) and (b) have been completed.

4.1.13 Seller acknowledges that Seller has read Edison's Tariff Rule No. 21 and the QFMP and understands Seller's obligations and the consequences, as set forth in the QFMP, for failure to satisfy any of the milestones in the QFMP.

4.1.14 Neither Party shall voluntarily assign its rights nor delegate its duties under this Agreement, or any part of such rights or duties, without the written consent of the other party, except in connection with the sale or merger of a substantial portion of its properties. Any such assignment or delegation made without such written consent shall be null and void. Consent for assignment shall not be withheld unreasonably. Such assignment shall include, unless otherwise specified therein, all of Seller's rights to any refunds which might become due under this Agreement.

5. EFFECTIVE DATE: This Agreement shall become effective when it has been duly executed by the Parties.

6. MULTIPLE ORIGINALS: This Agreement is executed in two counterparts, each of which shall be deemed an original.

SIGNATURE

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement this 18th day of November 1988.

                                            SOUTHERN CALIFORNIA EDISON COMPANY


                                            By: /s/ Glenn J. Bjorklund
                                                -----------------------------
                                            Name:   GLENN J. BJORKLUND
                                            Title:  Vice President


                                            ZOND SYSTEMS, INC.

                                            By: /s/ Robert H. Gates, SR. V.P.
                                                -----------------------------
                                            Name:   KENNETH C. KARAS
                                            Title:  President

                                  ATTACHMENT A
             APPLICATION AND CONTRACT FOR INTERCONNECTION FACILITIES
                         PLUS OPERATION AND MAINTENANCE
                        SELLER OWNED AND OPERATED BASIS)

     The undersigned Seller hereby requests the Southern California Edison Company (Edison) to provide Edison's Appendant Facilities and shall provide Seller's Appendant Facilities as described on page 6 hereof and by this reference herein incorporated, hereinafter called "Interconnection Facilities."

     Interconnection Facilities as defined and used herein, are a group of Added Facilities which have been designated as Interconnection Facilities, to accommodate negotiation and preparation of contracts for parallel generation projects. Interconnection Facilities, as are Added Facilities, shall be provided in accordance with the applicable Tariff Schedules of Edison. Such Interconnection Facilities are to be owned, operated and maintained by Edison.

     In consideration of Edison's acceptance of this application, Seller hereby agrees to the following:

1. Seller shall pay to Edison, prior to the start of engineering, procurement, and construction of the Interconnection Facilities, the total estimated costs for Edison's Appendant Facilities as determined by Edison and entered on the page 6 hereof. In the event Seller abandons its plans for installation of such Interconnection Facilities, for any reason whatsoever, including failure to obtain any required permits, Seller shall reimburse Edison upon receipt of supporting documentation for any and all expenses incurred by Edison pursuant to this Contract within thirty (30) days after presentation of a bill.

2. Edison shall have the right to observe the construction of the Interconnection Facilities and inspect and test said facilities after construction is completed at the Seller's expense.

3. The parties also understand and agree that due to equipment acquisition lead time and construction time requirements, Edison requires a minimum of 12 months from the time of authorization to construct the aforementioned Appendant

Facilities and place them in operation. Edison shall have no obligation to Seller with regard to any target date established by Seller which is less than eighteen (18) months from the date this Contract is executed. However, Edison shall exercise reasonably efforts to meet Seller's projected operational date.

4. Seller shall pay a monthly charge for the Interconnection Facilities' operation and maintenance in the amount of .9% of the added equipment investment as determined by Edison and as entered by Edison on page 6 hereof. The monthly charge shall be adjusted periodically in accordance with the pro-rata operation and maintenance charges for added facilities pursuant to Rule No. 2.H 2b. the monthly charge may be based upon estimated costs of the Interconnection Facilities and when the recorded book cost of the Interconnection Facilities has been determined by Edison, the charges shall be adjusted retroactively to the date when service is first rendered by means of such Interconnection Facilities. Additional charges resulting from such adjustment shall, unless other terms are mutually agreed upon, be payable within thirty (30) days from the date of presentation of a bill therefor. Any credits resulting from such adjustment will, unless other terms are mutually agreed upon, be refunded upon demand of Seller.

5. Whenever a change is made in the Interconnection Facilities which results in changes in the added equipment investment, the monthly charge will be adjusted on the basis of the revised added equipment investment. The cost of such change shall be payable by Seller within sixty (60) days from the date of presentation of a bill therefor. The description of the Interconnection Facilities will be amended by Edison on page 6 hereof to reflect any changes in equipment, installation and removal costs, amount of added equipment investment, and monthly charge resulting from any such change in the Interconnection Facilities or adjustment as aforesaid.
          6. The monthly charges payable hereunder shall commence upon the date when said Interconnection Facilities are available for use but not before service is first established and rendered through Edison's normal facilities and shall first be payable when Edison shall submit the first energy bill after such date and shall continue until the abandonment of such Interconnection Facilities by Seller, subject to the provisions of Paragraphs 4. and 5. hereof.

7. Seller agrees to utilize said Interconnection Facilities in accordance with good operating practice and to reimburse Edison for damage to said Facilities occasioned or caused by the Seller or any of his agents, employees or licensees. Failure so to exercise due diligence in the utilization of said Interconnection Facilities will give Edison the right to terminate this Contract.

8. Edison's performance under this Contract is subject to the availability of materials required to provide the Interconnection Facilities provided for herein and to all applicable Tariff Schedules of Edison.

9. This Application and Contract for Interconnection Facilities supplements the appropriate application and contract(s) for electric service presently in effect between Seller and Edison.

DATED: November 18, 1988              SELLER: Zond Systems, Inc.
WITNESS: R.D. GALLAGHER               BY: /s/ Robert H. Gates, SR. VP
                                          ---------------------------
                                              Kenneth C. Karas
                                              President


                                      Mail (Address) P.O. Box 276
                                      112 South Curry Street
                                      -----------------------
                                      Tehachapi, CA  93561
                                      --------------------
Approved and Accepted for
SOUTHERN CALIFORNIA EDISON COMPANY
By /s/ Glenn J. Bjorklund
   ----------------------
         Glenn J. Bjorklund
           Vice President

Mail (Address) P.O. Box 800
               ------------
Rosemead, CA 91770
------------------

SERVICE ADDRESS:  Sections 32 and 33, Township 32 South,
                  Range 14, West, MDB&M

DATE APPLICANT DESIRES INTERCONNECTION FACILITIES
AVAILABLE:   April 1, 1985

DATE APPLICANT WILL BEGIN CONSTRUCTION OF THE GENERATING
FACILITY:    January 1, 1985


DESCRIPTION OF INTERCONNECTION FACILITIES:

                                      ADDED        UP AND
                                    FACILITIES      DOWN
EDISON'S APPENDANT FACILITIES:      ----------    --------


   REPLACE RELAYS                     $ 15,000     $12,000
   66 kV TAP                          $ 29,700     $34,300
   ENGINEERING REVIEW AND INSPECTION  $ 55,000
   METERING (6 LOW-SIDE METERS)              0           0 *
                                      --------     -------
       TOTALS                         $ 99,700     $46,300
   ONE-TIME CHARGE                    $  8,300
                                      --------
                                      $108,000
   PREVIOUSLY PAID                    $ 93,000
                                      --------
   BALANCE DUE                        $ 15,000

SELLER'S APPENDANT FACILITIES:
   SWITCHING SUBSTATION               $340,000     $(23,000)
                                      --------

       GRAND TOTALS                   $439,700     $ 23,000


TOTAL COST OF INTERCONNECTION FACILITIES **:   ESTIMATED
$439,700

ADDED INVESTMENT**:   ESTIMATED $439,700

ADDED INVESTMENT:   RECORDED BOOK COSTS $
                                         -----------------

ESTIMATED INSTALLATION AND REMOVAL COST**:    $23,300

DATE SERVICE FIRST RENDERED BY MEANS OF THE
INTERCONNECTION FACILITIES:
                            -------------------------

 *See Power Purchase Contracts.
**Cost estimates are for information purposes only and are not binding unless provided in writing by Edison pursuant
  To a written request by Seller.

Document No. RDG/V20
         Attachment A to Interconnection Facilities Agreement

NOTES:


1. Seller to provide "as built" drawings as required by Edison on Edison mylars.



2. All facilities to be deeded to Edison shall be constructed to Edison's specifications with the use of Edison approved construction materials.



3. Seller shall provide to Edison invoices which identify Seller's cost of construction of Seller's Appendant Facilities.



4. Edison requires a two-week period after construction is completed to test the Interconnection Facilities. (The facilities shall not be energized until such testing is complete).

Document No. RDG/V20
         Attachment A to Interconnection Facilities Agreement

[Drawing]
ZEEWIND SUBSTATION
66KV SWITCHING
Interconnection

Southern California Edison                 Revised Cal.P.U.C. Sheet No. 10266-E
2264 Walnut Grove Ave, Rosemead, California 91770                        7816-E
                                 Cancelling Revised Cal.P.U.C. Sheet No. 8637-E
-------------------------------------------------------------------------------


                        Rule No. 21            Sheet 1 of 3

                  COGENERATION AND SMALL POWER PRODUCTION

                         INTERCONNECTION STANDARDS

A. General. This rule sets forth requirements and conditions for interconnected non-Company-owned generation where such generation may be connected for (1) parallel operation with the service of the Company, or (2) isolated operation with standby or breakdown service provided by the Company. For purposes of this rule, the interconnecting entity shall be designated the Producer.

B. Conditions.
        1. An agreement executed by the Company and the Producer shall be required for interconnected service. Terms for the purchase of power by the Company, if applicable, shall be included therein.

        2. Interconnection with the Company's system may not be made until and unless the Company has determined that the Interconnection complies with the design and operating requirements set forth herein.

        3. Where interconnection protective equipment is owned, operated and maintained by the Producer, the Producer shall be responsible for damages to the Company or to others arising out of the misoperation or malfunction of the Producer-owned equipment.

        4. The Producer is solely responsible for providing adequate protection for the Producer's facilities interconnected with the Company's system.

C. Design and Operating Requirements. Each generation facility which is or can be connected to the Company's electric system shall be designed and operated so as to prevent or protect against the following adverse conditions on the Company's system. These conditions can cause electric service degradation, equipment damage, or harm to persons:

        1. Inadvertent and unwanted re-energization of a utility dead line or bus.

        2. Interconnection while out of synchronization.

        3. Overcurrent.

        4. Utility system load imbalance.

        5. Ground faults.

        6. Generated alternating current frequency outside permitted safe limits.

        7. Voltage generated outside permitted limits.

        8. Poor power factor.

        9. Harmful wave forms.

The necessary protective equipment (relays, switchgear, transformers, etc.) can be provided by the Producer or by the Company.

Criteria, operating rules, and explanatory information regarding the above requirements for small (below 100 kW), medium (100-1000 kW), and large (above 1000 kW) facilities are contained in the Company's Requirements For Operating, Metering, and Protective Relaying For Cogenerators and Small Power Producers ("Requirements"). Copies of the Requirements are available from the Company.

D. Interconnection Facilities.

        1. Interconnection facilities include all required means, and apparatus installed, to interconnect the Producer's generation with the Company's system. Where the Producer desires to sell power to the Company, interconnection facilities include also all required means, and apparatus installed, to enable the Company to receive power deliveries from the Producer. Interconnection facilities may include, but are not limited to:

        a. Connection, transformation, switching, communications, control, protective and safety equipment; and

        b. Any necessary reinforcements and additions to the Company's system by the Company.



Advice Letter No. 793-E        Michael R. Peevey      Date Filed   June 17, 1988
                           -------------------------              --------------
                                   Name               Effective   August 6, 1988
                                                                  --------------
Decision No. 88-03-079     Executive Vice President   Resolution No.
                           ------------------------                 ------------
RULE 21

Southern California Edison                 Revised Cal.P.U.C. Sheet No. 10266-E
2264 Walnut Grove Ave, Rosemead, California 91770
                                 Cancelling Revised Cal.P.U.C. Sheet No. 8637-E
-------------------------------------------------------------------------------


                        Rule No. 21            Sheet 2 of 3

                     COGENERATION AND SMALL POWER PRODUCTION

                            INTERCONNECTION STANDARDS

                                   (Continued)

D. Interconnection Facilities. (Continued)

        2. Where interconnection facilities are to be installed for the Producer's use as added facilities, the Producer shall advance to the Company the installed cost of the added facilities. At the Producer's option, and where such Producer's generation is a qualifying facility and the Producer has established creditworthiness to the Company's satisfaction, the Company shall finance those added facilities it deems to be removable and reusable equipment. Such equipment shall include, but not be limited to, transformation, disconnection, and metering equipment. Added facilities provided under either of the foregoing arrangements are subject to the monthly charge as set forth in Section H of the Company's Rule No. 2, Description of Service, on file with and authorized by the Commission.

        3. When a Producer wishes to reserve facilities paid for by the Producer, but idled by an energy sale conversion, the Company shall impose a special facilities charge reimbursing the Company for costs related to its operation and maintenance of the facility. When a Producer no longer needs facilities for which it has paid, the Producer shall, at a minimum, receive from the Company credit for the net salvage value of the facilities dedicated to Company use. If the Company is able to make use of these facilities to serve other customers, the Producer shall receive the fair market value of the facilities determined as of the date the Producer either decides no longer to use the facilities or fails to pay the required maintenance fee.

        4. The Producer shall be responsible for the costs of exploring the feasibility of a project or its interconnection with the Company system, including reasonable advance charges imposed by the Company for feasibility studies.

        5. An interconnection line study for any Producer shall take no more than one year to complete.

        6. The Producer shall be responsible for costs of telemetering and safety checks except to the extent that, under the Company's effective tariffs, a comparable customer would not be similarly charged.

        7. The Company shall, upon request, give the Producer a binding estimate for line extension and interconnection costs; however, such estimates shall be in effect for a period not to exceed one year from the date provided. A reasonable breakdown of cost estimates shall also be provided in a form sufficiently detailed and understandable by the Producer.

        8. The Company shall have the right to inspect the Producer's interconnection facilities prior to the commencement of parallel operations and require modifications as necessary.

        9. The site of interconnection facilities shall be accessible to Company personnel.

E. Allocation of the Company's Existing Line Capacity.

        1. For purposes of interconnecting the Producer with the Company, existing capacity on the Company's transmission and/or distribution system and a priority to such line capacity will be allocated in accordance with the applicable Qualifying Facility Milestone Procedure ("QFMP"). In order to establish and maintain a priority for existing line capacity, the Producer must perform each of the milestones of such applicable QFMP. For a Producer not subject to the QFMP which bids for and receives a final Standard Offer No. 4 power purchase agreement, entitlement to existing capacity on the Company's transmission and/or distribution system and a priority to such line capacity will be established as of the date its bid is determined to be a winner. Such producers must thereafter comply with the Commission's authorized bidding protocol and not default in performance of its agreement or it shall lose entitlement to line capacity.

                        (Continued)


Advice Letter No. 793-E        Michael R. Peevey      Date Filed   June 17, 1988
                           -------------------------              --------------
                                   Name               Effective   August 6, 1988
                                                                  --------------
Decision No. 88-03-079     Executive Vice President   Resolution No.
                           ------------------------                 ------------
RULE 21

Southern California Edison                 Revised Cal.P.U.C. Sheet No. 10266-E
2264 Walnut Grove Ave, Rosemead, California 91770
                                 Cancelling Revised Cal.P.U.C. Sheet No. 8637-E
-------------------------------------------------------------------------------


                        Rule No. 21            Sheet 3 of 3

                     COGENERATION AND SMALL POWER PRODUCTION

                            INTERCONNECTION STANDARDS

                                   (Continued)

E. Allocation of the Company's Existing Line Capacity. (Continued)

        2. Where existing line capacity is allocated to a Producer, the Producer shall incur no obligation for costs associated with future line upgrades needed to accommodate other producers or customers. If two or more producers establish priority rights simultaneously, the producers shall share the costs of any additional line upgrade necessary to facilitate their cumulative capacity requirements. Costs shall be shared based on the relative proportion of capacity each producer will add to the line.

F. Interconnection Reinforcement and/or Additions. The Company's effective tariffs governing interconnection costs and added or special facilities agreements shall be applied to line and system reinforcement and/or additions. In addition, the following shall apply:

        1. A Producer shall pay for new or additional line capacity if necessary for the Company to receive the Producer's power.

        2. The costs of any line reinforcement and/or addition undertaken at the option of the Company to serve additional future customers or Producers shall be borne by the Company.

        3. The applicable Company tariff provisions shall be applied to a Producer who pays for interconnection reinforcement and/or additions that later accommodate a second Producer as those provisions which would be applied to a comparable Company customer.

        4. The Producer shall be responsible for the costs of only those future system alterations which are necessary to maintain the California Public Utilities Commission's adopted interconnection standards for the Producer's particular interconnection facilities. The relevant interconnection standards shall be those in effect at the time the contract is signed. Should such alterations not be directly required by, or beneficial to the Producer, the Producer shall be treated like any other customer on the Company's system.

G. Metering.

        1. If the Producer desired to sell electric power to the Company, the Company shall provide, own and maintain at the Producer's expense all necessary meters and associated equipment to be utilized for the measurement of energy and capacity for determining the Company's payment to the Producer pursuant to an applicable agreement.

        2. For purposes of monitoring generator operation and determination of standby charges, the Company shall have the right to install generation metering at the Producer's expense. Where the Producer's generation is 10 MW or greater, telemetering equipment may also be required at the Producer's expense.

        3. The Producer shall provide, at no expense to the Company, a suitable location for all meters and associated equipment in accordance with Rule No. 16.

        4. Where necessary the Company and the Producer shall agree on an appropriate compensation method for transformer losses as specified in the agreement.

        5. The Company shall install a ratchet device so as to prevent reverse operation on the meter(s) recording power provided by the Company, and where appropriate in each of the following cases, on (i) the meter(s) recording reactive demand imposed on the Company's electric system, and (ii) the meter(s) recording power purchased by the Company.

        6. Provision for meter tests and adjustments of bills or payments to the Producer for meter error shall be consistent with Rule No. 17.



Advice Letter No. 793-E        Michael R. Peevey      Date Filed   June 17, 1988
                           -------------------------              --------------
                                   Name               Effective   August 6, 1988
                                                                  --------------
Decision No. 88-03-079     Executive Vice President   Resolution No.
                           ------------------------                 ------------
RULE 21

                               REVISED APPENDIX A
                                     Page 1

                     Qualifying Facility Milestone Procedure

                              Revised Fifth Edition

Under the provisions of the federal Public Utility Regulatory Policies Act (PURPA) of 1978, the Utilities are obligated to purchase power from qualifying cogeneration and small power production facilities. Such qualifying facilities
(QF) are defined in PURPA. Interconnections by QFs shall be in accordance with the California Public Utilities Commission Decision 83-10-093 and the Utility's Tariff Rule No. 21.

This QF milestone procedure (QFMP), as ordered in Decision 85-01-038, establishes basic project development steps which all QFs (to which this procedure applies) must meet (to be able) to interconnect with the utility. In addition, this procedure refines the first come, first served approach in allocating existing line capacity to QFs established in Decision 83-10-093 and also provides information to enable the CPUC, utilities and others to better assess the amount of QF power in the state.

The QF milestone procedure, as described herein, applies to all QFs, above 100 kW, which will interconnect with a utility1 and which had not, as of January 16, 1985, signed a Special Facilities Agreement (SFA) or Interconnection Facilities Agreement (IFA).2 All such QF projects must meet the twelve milestones described in Section I. QFs which will use all of the generation internally and therefore will not transmit any power to a utility are exempt from the QFMP.

1 It is the CPUC's intent that the QFMP also applies to QFs located outside of the purchasing utility's service territory. The purchasing utility shall administer the QFMP with respect to out-of-service territory QFs in a manner consistent with the intent of the QFMP.

2 PG&E calls its agreement a Special Facilities Agreement. SCE calls its agreement an Interconnection Facilities Agreement. SDG&E includes arrangements for interconnection facilities in its Power Purchase Agreement.


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I.  Establishing and Maintaining an Interconnection
Priority

    A.  Milestones

    An interconnection priority for a QF for line capacity is established when the three following milestones have been completed. The date assigned to the priority is the date on which the QF completes the last of three milestones. The three milestones need not be completed in any specific order.


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                          REVISED APPENDIX A
                                 Page 2

            1. Provides the information necessary to define the project, as described in Section IV(A) of this procedure. A QF cannot sign a Power Purchase Agreement (PPA), IFA or SFA until the project definition is completed.

            2. Provides the utility with a written request for an interconnection study for its project. Out-of-service area QFs, not signing a SFA or IFA with the purchasing utility, are exempt from this milestone.

            3. Pays a $5/kW project fee in accordance with Section IV(B) of this procedure. Such $5/kW payment shall be made no later than at the time of the execution of the SFA or IFA with the utility. Out-of-service area QFs, not signing an SFA or IFA with the purchasing utility, must post the $5/kW project fee with the purchasing utility within six months of signing the PPA. A QF who chooses to postpone payment of its project fee may nonetheless proceed with milestones 4-6, but does not establish its interconnection priority until it pays its project fee.

        The interconnection priority established by the completion of the above is site and project specific and may not be transferred to other projects or locations.

        In order to maintain its priority, a QF must complete the following milestones. The QF will lose its priority if any of the milestones are missed. In addition, the QF may, pursuant to Section I(C), have is PPA terminated and, except as otherwise provided in Section IV(B), will forfeit its $5/kW project fee.

            4. Execute a Power Purchase Agreement (PPA) prior to or concurrently with the SFA or IFA or within six (6) months after the QF submits its project definition, whichever is later.

            5. If due to the size, location and pre-engineering for a particular project, an interconnection study is necessary, the Utility shall advise the QF in writing of the estimated cost of the interconnection study for the QF and the estimated time for completion. The QF shall pay the study cost within ten (10)


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working days after being notified by the Utility. The Utility shall also notify the QF in writing within ten working days if information supplied by the QF is inadequate, and shall state the deficiencies. The QF shall provide the requested information to the utility within ten (10) working days of receiving the deficiency notice. If a request for additional information is made by the utility after receipt of the QF's response to the deficiency notice, the QF shall have ten (10) working days from this subsequent request to provide such information, unless the QF can demonstrate that the information is not readily available. If such information is not readily available, the QF and utility shall agree upon a date for the QF to provide such additional information. The Utility shall complete the study within 120-calendar days from the date the study cost was paid and adequate information was supplied to perform the study.



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                          REVISED APPENDIX A
                                 Page 3

        6. For QFs transacting with PG&E, request a SFA within 45 calendar days after receiving the results of the interconnection study and establish a construction start date for the PPA, if the PPA has not been executed.

        7.a. For QFs transacting with PG&E: Execute a SFA within 45-calendar days after receiving the SFA from the utility; or

          b. For QFs transacting with SCE and SDG&E: Execute the IFA within 45-calendar days after receiving the interconnection study results.

                 Such agreement shall describe (i) the facilities required by the utility to interconnect and receive the QF's power; and (ii) the financing and construction options selected by the QF in accordance with the Utility's Rule No. 21.

        8. Provide a final project development schedule, updating the preliminary schedule described in Section IV(A)c, to the Utility within 30-calendar days after executing the SFA or IFA. QFs must notify the utility of any changes in the development schedule.3

        9. Provide by the date specified by the QF in the final project development schedule (which must be within 18 months of the completion date of the project definition), (a) the proof of filing and the acceptance by the governmental agency of the QF's critical path permit application, and (b) the expected date of receipt of such


3 Missing any of the dates in milestones 9 through 12 may result in loss of priority and forfeiture of the project fee. However, the dates specified in the project development schedule for milestones 9 and 10 may be changed without incurring any penalty, as long as the 18-month time limit for milestone 9 is not exceeded and the utility is notified of the change in dates prior to missing the initially specified date. In addition, the dates in the PPA for milestones 11 and 12 may also be changed, with the written consent of the utility, without incurring any penalty.


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                          REVISED APPENDIX A
                                 Page 4


permit. The critical path permits for various technologies are listed in Section IV(C). The critical path permit constitutes a milestone in the QFMP, but it is not a substitute for other necessary permits. All applicable permits must still be obtained in order to develop a project, in addition to the specified critical path permit.

             10. Provide by the date specified by the QF in the final project development schedule either (a) written request to the Utility to begin interconnection engineering and material procurement and post a performance bond or make payments to the utility as specified in the PPF, SFA, or IFA; or (b) the date when the QF will start construction of the interconnection facilities it plans to build.

             11. By the date specified in the PPA or IFA, start construction of the project. Start of construction shall be the date when continuing work has started on the installation of the major project components such as penstocks, diversion works, production wells and steam gathering systems or the placement of concrete foundations for structures and equipment at the generating facility site. If the construction start date is missed, the QF has 30-calendar days, after notification by the utility of the deficiency, to start construction, or it will lose its priority. In addition, the QF may, pursuant to Section I(C), have its PPA terminated and, except as otherwise provided in Section IV(B), will forfeit its $5/kW project fee.

             12. Start operation within five years of the date of execution of the PPA, subject to the provisions of the PPA.

             Table 1 contains a flow-chart showing a standard path for meeting the milestones.

             B. QF/Utility Notification regarding Compliance with Milestones:

                a. The utility shall notify the QF, in writing, within fifteen
(15) working days, after the QF's notification of compliance has been received

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or after the date scheduled for the QF's compliance with a particular milestone, whichever occurs first, whether the QF is or is not in compliance with that particular milestone.

               a.1. If the QF's performance is not in compliance with a scheduled milestone, the utility shall enumerate the reasons for noncompliance in the written notification to the QF.

               a.2. Except as otherwise provided in Section I.11, the QF shall have fifteen (15) working days from the date it receives the utility's written notification of noncompliance to cure any deficiency to effectuate compliance with the milestone.

               a.3. If the QF fails to cure the deficiency within the fifteen
(15) working day cure period, the utility shall, within ten (10) working days thereafter, notify the QF that it has missed that particular milestone.


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                          REVISED APPENDIX A
                                 Page 5

             C. Consequences of Missed Milestones and Failure to Cure:

                 a. If any of the milestones are missed pursuant to Section I(B), a.3 herein, the QF shall lose its priority for transmission capacity.

               a.1. The QF shall have forty-five(45) calendar days, commencing with the date of receipt of written notification from the utility of the missed milestone, to establish a new priority for transmission capacity. To establish the new priority, the QF must provide the utility with information indicating the continued viability of the QF's project. Such information shall include:

                    (i) An updated project definition pursuant to Section IV.A; and

                    (ii) An updated final project development schedule or a preliminary development schedule, whichever is appropriate; and

                   (iii) A written request for a new interconnection study; the QF shall pay the cost of such study as appropriate.

                b. If the QF fails to provide the information required pursuant to Section C.a.1 herein, the QF's project shall be deemed no longer viable; the project fee shall be forfeited and the QF's PPA and IFA/SFA shall terminate.
NOTE: Except where the PPA otherwise provides, the provision terminating a QF's PPA shall not apply to any PPA executed before January 16, 1985.

II.  Special Circumstances

         Due to special circumstances, QFs in the areas defined below must comply with a slightly modified procedure.

         A.  San Diego Gas & Electric Company

             SDG&E may apply the QFMP to projects greater than 10 kW if it is found that those projects will have a significant impact on SDG&E's transmission



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or distribution system. In addition, SDG&E may use a simplified version of the
QFMP in its Boulevard area.

         B.  PG&E's Northern Area and the Altamont Pass

             QFs that have qualified for transmission capacity in PG&E's Northern Territory under the Commission's Stipulation (D.84-08-037) or in the Altamont Pass wind area, have, after notification by PG&E, then (10) calendar days to complete the project definition (milestone #1), except for proof of site control, and sixty (60) calendar days to request an interconnection study and pay the $5/kW fee (milestone #2 &3) and provide proof of site control, or else they will lose their allocations. They must also comply with all other requirements and milestones in the



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                          REVISED APPENDIX A
                                 Page 6

QFMP. In addition, QFs in these areas which have qualified for transmission capacity prior to January 16, 1985, must provide by July 16, 1986 proof of filing and the acceptance by the governmental agency of the QF's critical path permit and the expected date of receipt of the permit (milestone #9).

        Table 2 contains a flow chart showing a standard path for meeting the milestones for case B, above.

        For a project on the waiting list for which capacity becomes available, but for which such capacity is insufficient for the project, the developer may within ten (10) working days after notification that the capacity is available and the release of the relevant information4 on other QFs in the constrained area:

            a. Let the capacity go to the next QF and remain in the same position; or

            b. Hold on to the capacity for up to 120 days to wait for additional capacity to be made available. If at the end of 120 days sufficient capacity has not become available the QF may either downsize the project to use the available capacity or release the allocation and go to the end of the waiting list.

            c. Hold onto the capacity for up to one year to wait for additional capacity to be made available. The QF must pay in full the $5/kW fee for all requested capacity and shall forfeit the entire fee if the capacity is released. If at the end of one year sufficient capacity has not become available, the QF may either downsize the project to use the available capacity or release the capacity and go to the end of the waiting list, forfeiting is fee.

        If the first eligible QF in line cannot make use of the available capacity, the capacity goes to the next eligible QF in line which can make use of it.


4 The "relevant information" should include project name, location, size, and type.



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                          REVISED APPENDIX A
                                 Page 7

III.  Quarterly Review

           The QFMP in no way abridges the rights of a QF to pursue recourse with the CPUC or other agencies should conflicts with a utility arise.

           The quarterly review proceeding established to address matters pertaining to the QF Milestone Procedure, such as complaints on its implementation, utility status reports and suggested changes to the procedure, is completed. All prior editions of the QFMP are superseded by this fifth edition of the QFMP, which is applicable to all QFs that are governed by the QFMP.

IV.  Specifics

         A.  Project Definition

             A QF must supply the information to define the project in the form required by the utility. Such information includes, but is not limited to:

             a. Proof of site control, such as:

                   i. Proof that the developer owns the site, or

                  ii. A notarized statement signed by the site owner granting the developer exclusive land or development rights, or

                 iii. For third party cogeneration developers, proof of exclusive rights to negotiate a power sales agreement and develop the project, or

                  iv. For projects on public land, proof of acquiring development rights with the relevant government agency, or

                   v. For hydro projects on public land, have acquired either a FERC preliminary permit or have filed a non-competing license or exemption, as defined by FERC, or


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                  vi. For hydro projects on private land, meet conditions i, or
ii above, or have acquired a FERC license granting eminent domain over the site.

             b. Project description information, including:

                   i. Type of project (technology), and

                  ii.  Capacity, and

                 iii. Estimated average annual energy output, and

                  iv. Location and description of site, and

                   v. Project ownership or management, and

                  vi. Fuel source, and

                 vii. Type of equipment, and

                viii. Justification of electrical generation capacity for site, if it is more than appears appropriate to the utility for the site and technology.

             c. Preliminary project schedule, including:

                   i. Method for affirming primary energy source, and

                  ii. Permit application schedule, and



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                          REVISED APPENDIX A
                                 Page 8


                 iii. Permit receipt schedule, and

                  iv. Construction start date, which is expected date sustained construction on a major project component, as identified by the QF, is to begin, and

                   v. On-line date.

                 The QF must notify the utility of changes in the final project development schedule (milestone 8).

         B.  Project Fee

             1. A $5/kW project fee must be paid to obtain an interconnection priority, and it must be paid no later than the time the SFA or IFA is signed. This fee is refundable under certain conditions, as described in Section 5. The effective date of payment of this fee is the date on which the utility receives proof of a properly established escrow account.

             2. The project size, for the purpose of determining the project fee, is based on the lesser of:

                 a. The nameplate rating of the project, or

                 b. The transmission capacity requested in the PPA or IFA, or

                 c. The capacity of the interconnection facility.

                 The project size may be reduced by the project site's minimum loan requirement.

                 FOR PHASED PROJECTS: For the purposes of applying the fee as payment for interconnection facilities and/or refunding of the fee, each phase of a project will be treated as a separate project with $5/kW assigned to each phase.

           3.a. The QF shall deposit the $5/kW project fee into an escrow account established and properly maintained by the developer at any regulated



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financial institution or escrow firm and governed by a set of escrow instructions agreed upon by both the QF and the utility and consistent with this QF milestone procedure. Fees for establishing and administering the account are paid by the QF, are separate from the Project Fee, and are not refundable. Only in the case of a forfeiture of the Project Fee may any outstanding escrow fees due to the escrow holder be paid out of the Project Fee in the escrow account.

             b. As an alternative to deposit in an escrow account, the QF may establish an irrevocable letter of credit in the amount of $5/kW with a regulated financial



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                          REVISED APPENDIX A
                                 Page 9


institution, in a manner agreed upon by both the QF and the utility. For project fees of $100,000 or less, the letter of credit must be FDIC or FSLIC insured. For project fees of over $100,000, the institution must have a minimum net worth of $250 million and a "BC" rating or better as measured by Keefe, Bryyette and Woods. The issuing institution must certify annually to the utility that it meets these criteria.

         4. At the QF's option, the QF may apply all or part of the $5/kW project fee at any time after commencement of project construction as payment or security for the interconnection facilities provided for in the SFA or IFA.

         5. The $5/kW project fee will be forfeited, unless refunded to the QF in accordance with the following, except to the extent the project fee has been applied as payment or security for the special facilities or interconnection facilities. Refunds will not be made under any conditions other than those described below.

             a. The project becomes operational.

             b. QF withdraws its project and cancels its PPA under the following circumstances:

                i. Regulatory rule or legislative changes, or other governmental actions, decisions or delays which make the project infeasible.

               ii. The QF fails to receive any necessary permit or governmental authorization or such permit or authorization contains conditions that make the project infeasible.

              iii. The QF determines as a result of the interconnection study that the project is no longer feasible or that transmission capacity is not available.

               iv. An act of force majeure, as defined in the PPA, which renders the QF unable to continue the project.


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

                   The QF must apply for refund within (i) ninety (90) calendar days after it receives the interconnection study results, or (ii) ten (10) calendar days after an unappealable critical path permit is denied, or ninety
(90) calendar days after an unappealable critical path permit is issued with conditions that make the project infeasible, or (iii) the lesser of ninety (90) calendar days or the applicable appeal period after an appealable critical path permit is denied or issued with unacceptable conditions, or (iv) within ninety
(90) calendar days after the occurrence of an event described in subsections b(i) or b(iv) above.



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                          REVISED APPENDIX A
                                 Page 10


            c. The QF downsizes its project because of the availability of transmission capacity or conditions of the project permits, or regulatory rule changes, or other event described in subsections b(i)-b(iv) above. A refund will be made in accordance with the change in size.

         6. A project may be increased in size after the payment of the project fee, assuming the other conditions of establishing priority are met, if there is no competition for transmission capacity and additional money is deposited consistent with the increase in project capacity.

         7. A $5/kW project fee which is not refunded shall benefit the ratepayers in the manner adopted by the CPUC.

    C. Critical Path

       The critical path permits for various QF technologies are as follows:

       For All Non-Thermal Projects and Thermal Projects Exempt from CFC Site
Certification:

       Geothermal:  County Conditional Use Permit or Special Zone Permit

          Biomass: County Conditional Use Permit or Special Zone Permit, or Air Quality Permit.

       Wind:  County Conditional Use Permit or Special Zone Permit

       Cogeneration:  Air Quality Permit

       Hydro:  FERC License or Exemption

       For Non-Exempt Thermal Projects Over 50 MW:

       California Energy Commission Site Certification


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       If, for whatever reason, the permit cited above is not applicable for a project, a different necessary permit may be substituted, with the agreement of the utility involved.



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                                     TABLE 1                       APPENDIX A
                                                                      Page 11

               QF MILESTONE PROCEDURE SCHEDULE

                        Qualifying Facility (QF): (1) provides project definition, including proof of site control; (2) requests an interconnection study; (3) pay $5/kW project fee.

                        Utility quotes study costs, if applicable, and estimated time to complete study for QF. QF pays study cost, if applicable, for detailed study within ten days. Utility perform study.

QF executes power
Purchase Agreement      Utility transmits interconnection study results to QFs
(PPA) within six (6)    within 120 days of receiving payment for study cost, and
months after the QF     receipt of adequate project information.
provides project
definition, or by the   For QFs transacting with PG&E, within 45 days of receipt
time QF signs the       of study results, QF requests Utility to prepare a
SFA, whichever date     Special Facilities Agreement (SFA)1 and establishes
is later.               a construction start date to be used in PPA and a date
                        QF wants Special Facilities completed.

                        For QFs transacting with PG&E, execute the SFA within 45 days of QF receiving SFA. For QFs transacting with SCE or SDG&E, execute the IFA within 45 days of receiving the interconnection study results.

                        Within 30 days of execution of SFA or IFA, QF provides Final Project Development Schedule to Utility with milestone dates.

Notes:                  By QF specified date (must be within 18 months of
1 SCE calls its         project definition), QF provides (1) proof of filing and
agreement an            acceptance of critical path permit application; and (2)
Interconnection         expected date of receipt of permit.
Facilities Agreement
IFA) and SDG&E
combines its PPA and    By QF specified date, (1) QF requests Utility to begin
IFA into one            interconnection engineering and material procurement; QF
agreement.              post bond or makes payment as specified in SFA or IFA,
                        or (2) QF starts construction of its interconnection facilities it will build.

                        QF meets construction start date specified in PPA or IFA.

                        QF becomes operational within 5 years of the date of execution of the PPA.



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[BLANK PAGE]


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                            TABLE 2                                  APPENDIX A
                                                                        Page 12


                              QF Milestone Schedule
                            for Northern Area of PG&E
                          as Defined in the Stipulation
                           and Altamont Pass Wind Area

                                                                 Real Time Days
January 16, 1985 or date of movement from
waiting list to priority list, which is                                0
later.

QF completes project definition (except
providing proof of site control)                                      10

QF pays earnest money
QF requests interconnection study                                     60
QF provides proof of site control

QF files Critical Path Permit                                    No later than
                                                                    18 months


    (All other requirements and
    milestones are the same as stated
    in Section I and Table 1.)


                   (END OF REVISED APPENDIX A)


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